Exhibit 5.1

September 6, 2005

PokerTek, Inc.

1020 Crews Road, Suite J

Matthews, North Carolina 28106

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by PokerTek, Inc. (the “Company”) with the Securities and Exchange Commission on August 4, 2005, relating to the public offering of 2,000,000 shares of Common Stock, no par value, to be offered by the Company (plus up to an additional 300,000 shares to be offered by the Company if the Underwriter exercises in full its over-allotment option), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for purposes of this opinion, it is our opinion that:

1.	The Company has been duly incorporated and is existing under the laws of the State of North Carolina; and

2.	The shares of Common Stock being offered by the Company have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement.

Very truly yours, WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

/s/ Womble Carlyle Sandridge & Rice, PLLC